Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports Growing Revenue and Profits in

2011 Second Quarter

Mountain View, Calif. – August 4, 2011…IRIDEX Corporation (Nasdaq: IRIX) today reported improved financial results for the second quarter ended July 2, 2011.

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For the second quarter of 2011: earnings increased 13% to $0.9 million or $0.09 per diluted share, up from $0.8 million or $0.08 per diluted share reported in the second quarter of 2010. Total sales increased to $10.8 million in the second quarter of 2011, up 9% from $9.9 million in the second quarter of 2010.

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For the first half of 2011: earnings increased 15% to $1.5 million or $0.14 per diluted share, up from $1.3million or $0.13 per diluted share reported in the first half of 2010. Total sales increased to $22.0 million, up 7% from $20.6 million.

•	Direct ophthalmology sales grew 8% in the second quarter of 2011 and 9% in the first half of 2011.

“Second quarter sales were within guidance, gross margin was below guidance and operating expenses were better than guidance. Our core ophthalmology business saw 8% growth even with a challenging equipment environment in Europe and certain other overseas markets,” stated Theodore A. Boutacoff, President and CEO. “Ophthalmology domestic equipment sales were strong and it was particularly rewarding to note that this was our best quarter to date on a worldwide basis for sales of our IQ577 yellow laser. More and more physicians are recognizing the added benefits of working with a true yellow wavelength and having the ability to use our MicroPulseTM technology to perform tissue sparing laser photocoagulation procedures.”

“Our aesthetics business performed well compared to the second quarter of last year, although the additional aesthetics sales did impact the product mix which resulted in our gross margin being 1% lower than expected,” continued Mr. Boutacoff. “During the quarter we announced our share repurchase program and purchased 25,400 shares at an average price of $3.84. We were interested in purchasing more but were limited by SEC regulations.”

Guidance for third quarter of fiscal 2011: revenue of $10 million, gross margin of 45% and operating expenses of $4.5 million.

1H 2011 Business Highlights

•	IQ577 Japan and Mexico regulatory approval received - allowing IRIDEX to commence commercial shipments second half 2011.

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IRIDEX was granted U.S. Patent No. 7,909,816, “Directional Probe Treatment Apparatus.” The patent applies to Stepped Angled EndoProbe® laser handpieces, the Company’s best-selling class of consumable vitreoretinal products and the basis for additional vitreoretinal products planned for launch in the coming periods.

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Results of a new study were published comparing the benefits of MicroPulse photocoagulation technology, similar to that used in the new generation of IRIDEX lasers, over the standard-of-care protocol for the treatment of eyes with diabetic macular edema (DME). The results indicated that treating eyes using MicroPulse mode was as effective as the standard-of-care protocol in treating DME, but with the added advantages of causing no localized laser scars and significantly improving visual acuity. DME affects an estimated 2 million people in the U.S.

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The Company approved a stock repurchase program authorizing the Company to purchase in open market or privately negotiated transactions, up to $2.0 million worth of the Company’s Common Stock, from time to time during the next 12 months.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 4, 2011 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-1466 (U.S.) or (480) 629-9821 (International) and quoting Conference ID 4460193, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, August 4, 2011 through Thursday, August 11, 2011 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4460193. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s new products and projected third quarter of fiscal 2011 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011 and July 2, 2011, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Revenues	$10,798	$9,890	$22,010	$20,648
Cost of revenues	5,921	5,354	11,895	10,887

Gross profit	4,877	4,536	10,115	9,761

Operating expenses:
Research and development	910	966	1,874	1,993
Sales and marketing	2,379	2,327	4,836	4,665
General and administrative	1,153	1,108	2,358	2,365

Total operating expenses	4,442	4,401	9,068	9,023

Income from operations	435	135	1,047	738
Legal settlement	800	800	800	800
Interest and other income (expense), net	(153)	(50)	(101)	(112)

Income before income taxes	1,082	885	1,746	1,426
Provision for income taxes	173	71	271	127

Net income	$909	$814	$1,475	$1,299

Net income per share - basic	$0.10	$0.09	$0.16	$0.15

Net income per share - diluted	$0.09	$0.08	$0.14	$0.13

Shares used in computing net income per share - basic	8,961	8,965	8,962	8,907

Shares used in computing net income per share - diluted	10,231	10,197	10,223	10,094

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	July 2, 2011	January 1, 2011
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,875	$9,014
Accounts receivable, net	7,468	7,526
Inventories, net	10,169	9,212
Prepaids and other current assets	642	620

Total current assets	27,154	26,372
Property and equipment, net	299	360
Other long-term assets	249	218
Other intangible assets, net	1,701	1,797
Goodwill	473	473

Total assets	$29,876	$29,220

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,099	$1,981
Accrued compensation	1,506	2,304
Accrued expenses	1,508	1,822
Accrued warranty	806	956
Deferred revenue	2,175	2,134

Total current liabilities	8,094	9,197

Long Term Liabilities:
Other long-term liabilities	610	596

Total liabilities	8,704	9,793

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	92	89
Additional paid-in capital	41,699	41,168
Accumulated other comprehensive loss	(68)	(205)
Treasury stock, at cost	(831)	(430)
Accumulated deficit	(19,725)	(21,200)

Total stockholders’ equity	21,172	19,427

Total liabilities and stockholders’ equity	$29,876	$29,220